SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 11, 2007

Who’s Your Daddy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-33519	98-0360989
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 108, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-5470
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01    Entry Into a Material Definitive Agreement

On May 7, 2007, Who’s Your Daddy, Inc. (the “Company”) entered into a Securities Purchase Agreement and related agreements (the “Transaction Documents”), copies of which are attached to this Current Report as Exhibits 10.1 and 10.2, with (i) Around the Clock Partners, LP, (ii) Cohiba Partners Inc., and (iii) various investors (collectively, the “Purchasers”) pursuant to which the Purchasers have purchased 4,500,000 shares of the Company’s common stock and an option to purchase up to 2,000,000 shares of the Company’s common stock. In connection with the issuance of the shares and the option, the Company relied on the exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

Under the terms of the Securities Purchase Agreement, the Company assigned to the Purchasers, and the Purchasers assumed, the Company’s rights and obligations under the Securities Repurchase Agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millenium Capital Partners II, LLC (the “NIR Group”) described by the Company on its Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 29, 2007 (the “Repurchase Agreement”). Under the terms of the Repurchase Agreement, the Company agreed to repurchase $1,750,000 in secured convertible notes (the “Notes”) and warrants to purchase 876,170 shares of the Company’s common stock (the “Warrants”) in exchange for payment to the NIR Group of $1,000,000 and the issuance of 2,000,000 shares of the Company’s common stock.

Concurrently with the Company’s assignment of its rights and obligations under the Repurchase Agreement to the Purchasers, the Purchasers exercised their rights thereunder and purchased from the NIR Group the Notes and Warrants in exchange for payment to the NIR Group of $1,000,000 and the transfer to the NIR Group of 2,000,000 shares of the Company’s common stock held by the Purchasers, thereby retiring the Company’s short and long term debt obligations to the NIR Group. The Purchasers concurrently exchanged the Notes and Warrants with the Company for 4,500,000 shares of the Company’s common stock and the option to purchase up to an additional 2,000,000 shares of the Company’s common stock at a price of $0.50 per share exercisable within sixty days of the closing of the transaction.

Pursuant to the terms of the Transaction Documents, the Company has agreed to register: (i) the 4,500,000 shares of common stock issued to the Purchasers; (ii) the 2,000,000 shares of common stock issuable upon exercise of the option; (iii) all the shares owned by any Purchaser acquired from the Company prior to the date of the closing; (iv) all shares which may be acquired by any Purchaser pursuant to the exercise of options and warrants issued prior to the date of the closing; and (v) the shares required to be registered pursuant to the Repurchase Agreement. The Company has agreed to file a registration statement with the Commission within forty-five calendar days after the closing, and cause the registration statement to be declared effective within seventy-five calendar days thereafter. If the registration statement to be utilized to register the shares is not filed with the Commission by June 21, 2007, or does not become effective by the earlier of (a) the date which is seventy-five calendar days after the date the registration statement is first filed with the Commission, or (b) five business days after receipt by the Company of a communication from the Commission that the registration statement will not be reviewed and/or the Commission has no further comments, the Company will be required to pay to the Purchasers liquidated damages. The liquidated damages shall be equal to two percent of the aggregate purchase price for any shares required to be registered, and will be assessed upon failure to file a registration statement or failure to obtain registration, as the case may be, and on each successive thirty day period thereafter until such failure is cured. The Company must pay the liquidated damages in cash, and failure to pay the liquidated damages will result in interest accruing thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law).

In connection with the transaction, the Board of Directors filled a vacancy on the Board of Directors by electing Around the Clock Partners, LP’s designee, Wayne Anderson, as a director. Mr. Anderson shall also serve on the Company’s compensation committee.

Item 1.02    Termination of a Material Definitive Agreement

As set forth in Item 1.01, above, which is hereby incorporated in its entirety, the Company assigned its rights and obligations under the Repurchase Agreement to the Purchasers, and the Purchasers concurrently exercised their rights and performed all obligations under the Repurchase Agreement, effectively terminating the Company’s obligations to the NIR Group and terminating the Repurchase Agreement.

Item 3.02    Unregistered Sales of Equity Securities

The information contained in Item 1.01 in this Current Report on Form 8-K is hereby incorporated by reference.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 7, 2007, and pursuant to the terms of the Securities Purchase Agreement described in Item 1.01 above, Wayne Anderson has joined the board of directors as Around the Clock Partners, LP’s designee. Mr. Anderson also has been appointed to the Company’s compensation committee.

On May 9, 2007, the Company issued a press release announcing the appointment of Mr. Anderson to the board, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein in its entirety.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	10.1	Securities Purchase Agreement
	10.2	Registration Rights Agreement
	99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Who’s Your Daddy, Inc.

Date: May 11, 2007	By:	/s/ Edon Moyal
Name: Edon Moyal
Title: Chief Executive Officer

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